Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made effective as of January 1, 2014, by and between Impac Mortgage Holdings, Inc., a Maryland corporation (“Employer” or the “Company”), and Todd Taylor, an individual (“Employee”).

R E C I T A L S

WHEREAS, Employee is knowledgeable of and skillful in the business of Employer, which includes acquiring for investment and sale residential mortgage loans and mortgage backed securities and overseeing and performing mortgage and real estate operations for affiliates or related entities of Employer (the “Business”);

WHEREAS, Employer believes that Employee is an integral part of its management and currently is and will become more knowledgeable of and be in part responsible for developing the Business;

WHEREAS, Employee possesses extensive management experience and knowledge regarding the Business, including confidential information concerning service marketing plans and strategy, business plans and projections and the formulas and models pertaining thereto, customer needs and peculiarities, finances, operations, billing methods and customer lists;

WHEREAS, Employer desires that Employee continue his employment as Chief Financial Officer of Employer; and

WHEREAS, Employee is willing to be employed by Employer and provide services to Employer and any affiliates or related entities of Employer (as more fully described in Exhibit A attached hereto) under the terms and conditions herein stated.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, it is hereby agreed by and between the parties hereto as follows:

1.                                      Employment, Services and Duties.

1.1                               Employer hereby employs Employee and Employee hereby accepts such employment full-time (subject to those exceptions, if any, set forth below) as Executive Vice President and Chief Financial Officer (“CFO”) of Employer to perform the duties and functions generally required by such a position to insure and work for the profitability of Employer and its affiliates and subsidiaries , to perform such other duties or functions as are reasonably required or as may be prescribed from time to time or as otherwise agreed. Employee shall render his services by and subject to the instructions and under the direction of the Chief Executive Officer (“CEO”) of Employer to whom Employee shall directly report and/or such persons as the Board of Directors of Employer may reasonably designate.

1.2                               Employee acknowledges and agrees that Employee may be required by Employer to devote a portion of his working time to perform functions for Employer’s affiliates or related entities and that such services are to be performed pursuant to and consistent with Employee’s duties and obligations under this Agreement.

1.3                               Employee will at all times faithfully, industriously and to the best of his ability, experience and talents perform all of the duties required of and from him pursuant to the terms of this Agreement. Employee will devote his full business energies and abilities and all of his business time to the performance of his duties hereunder and will not, without Employer’s prior written consent, render to others any service of any kind (whether or not for compensation) that would interfere with the full performance of Employee’s duties hereunder, and in no event will engage in any activities that compete with the Business or that could create a reasonably foreseeable conflict of interest or the appearance of a reasonably foreseeable conflict of interest; provided that nothing contained in this Section 1.3 shall preclude Employee from engaging in or managing Employee’s outside  investments.

2.                                      Term and Termination.

2.1                               The term of this Agreement shall be through December 31, 2014, unless extended by the mutual written agreement of Employer and Employee.

2.2                               Employee’s employment shall terminate prior to the expiration of the term set forth in Section 2.1 upon the happening of any of the following events:

(a)                                 Voluntary termination by Employee other than for Good Reason (as defined below); provided that Employee shall be required to provide Employer with at least 90 days prior written notice of such voluntary termination;

(b)                                 Death of Employee;

(c)                                  Employer may terminate Employee under this Agreement for “cause” if any of the following occurs (any determination of “cause” as used in this Agreement shall be made only by an affirmative majority vote of the Board of Directors (not including Employee in the deliberations or vote on the same, if a director) of Employer):

(i)                                     Employee is convicted of (or pleads nolo contendere to) (A) a crime of dishonesty or breach of trust, including such a crime involving either the property of Employer (or any affiliate, subsidiary, or related entity of Employer) or the property entrusted to Employer (or any affiliate, subsidiary, or related entity of Employer) by its clients, including fraud, or embezzlement or other misappropriation of funds belonging to Employer (or any affiliate, subsidiary, or related entity of Employer) or any of their respective clients, or (B) a felony leading to incarceration of more than 90 days or the payment of a penalty or fine of $100,000 or more;

(ii)                                  Employee materially and substantially fails to perform Employee’s job duties properly assigned to Employee after being provided 30 days prior written notification by the Board of Directors of Employer setting forth those duties that are not being performed by Employee; provided that Employee shall have a reasonable time to correct any such failures to the extent that such failures are correctable and Employer may not terminate Employee for “cause” on the basis on any such failure that is cured within a reasonable time.

(iii)                               Employee has engaged in willful misconduct or gross negligence in connection with his service to Employer (or any affiliate, subsidiary, or related entity of Employer) that has caused or is causing material harm to Employer (or any affiliate, subsidiary, or related entity of Employer); or

(iv)                              Employee’s material breach of any of the terms of this Agreement or any other obligation that Employee owes to Employer (or any affiliate, subsidiary, or related entity of Employer), including a material breach of trust or fiduciary duty or a material breach of any proprietary rights and inventions or confidentiality agreement between Employer and Employee (or between Employee and any affiliate, subsidiary, or related entity of Employer)(as such agreements may be adopted or amended from time to time by Employer and Employee).

(d)                                 By mutual agreement between Employer and Employee;

(e)                                  The date when Employee is declared legally incompetent under the laws of the State of California, or if Employee has a mental or physical condition that can reasonably be expected to prevent Employee from carrying out his essential duties and obligations under this Agreement for a period of greater than six months (any such condition an “Incapacitating Condition”), notwithstanding Employer’s reasonable accommodations (to the extent required by law);

(f)                                   Employer may terminate Employee under this Agreement at will (and without cause) upon written notice at any time. Unless otherwise provided in such notice, such termination shall be effective immediately upon providing written notice to Employee; or

(g)                                  Employee may terminate his employment under this Agreement for Good Reason upon providing Employer at least 90 days prior written notice of such termination which notice must be given within 90 days after the initial existence of a condition set forth in subparagraphs (i) through (iv) below) and must state the basis on which Employee has determined that he has Good Reason to terminate his employment; provided that Employer shall have a reasonable time (but in any event not less than 30 days) after receiving such notice to cure any event that would constitute Good Reason for Employee to terminate his employment (provided such event is curable) and Employee may not terminate his employment for Good Reason on the basis of any such event that is cured within a reasonable time. “Good Reason” shall mean:

(i)                                     the assignment to Employee of duties materially inconsistent with, or a material reduction or alteration in, the authority, duties or responsibilities of Employee as set forth in this Agreement, without Employee’s prior written consent;

(ii)                                  the principal place of the performance of Employee’s responsibilities and duties is changed to a location more than 65 miles from the location of such place as of the date of this Agreement, without Employee’s prior written consent;

(iii)                               a material breach by Employer of this Agreement, including a material reduction by Employer of Employee’s Base Salary, without Employee’s prior written consent; or

(iv)                              a failure by Employer to obtain from any acquirer of Employer, before any Acquisition (as defined below) takes place, an agreement to assume and perform this Agreement.

2.3                               Except as set forth in Section 4, in the event that Employee’s employment is terminated pursuant to Section 2.2(a), 2.2(b), 2.2(c), 2.2(d) or 2.2(e) herein, neither Employer nor Employee shall have any remaining duties or obligations under this Agreement, except that Employer shall pay to Employee, or his legal representatives, on the date of termination of employment (the “Termination Date”) or, with respect to any bonuses, incentive compensation payments or reimbursement for expenses, as promptly as practical after the Termination Date (except (1) that Employee shall not be permitted, directly or indirectly, to designate the taxable year of the payment and (2) to the extent a different payment date is expressly provided below), the following:

(a)                                 Such compensation as is due pursuant to Sections 3.1(a) earned through the Termination Date;

(b)                                 An Incentive  Bonus pursuant to Section 3.1(b) through the last consolidated quarter;

(c)                                  Any expense reimbursements due and owing to Employee for reasonable and necessary business and entertainment expenses of Employer incurred by Employee prior to the Termination Date; and

(d)                                 The dollar value of all accrued and unused paid time off that Employee is entitled to through the Termination Date.

2.4                               Except as set forth in Section 4, in the event that Employee’s employment is terminated pursuant to Section 2.2(f) or 2.2(g), neither Employer nor Employee shall have any remaining duties or obligations under this Agreement, except that Employer shall pay to Employee, or his representatives, the amounts set forth in Section 2.3 at the times set forth in Section 2.3 and the following (provided that payments for health insurance coverage shall be made to an insurance provider):

(a)                                 An additional payment of up to 12 month’s worth of Base Salary or through the balance of the contract term (whichever is less) to be paid as follows:

(i)                                     The lesser of (A) 12 month’s worth of Base Salary, or (B) Base Salary for the balance of the contract term following the Termination Date, paid as set forth in Section 2.5 below; and

(ii)                                  A payment of 6 month’s worth of Base Salary following the Termination Date paid over the 6-month period succeeding the Termination Date (paid at the times set forth in Section 3.1(a); provided, however, that the first such payment shall be made on the next business day following the Release Deadline Date pursuant to Section 2.5 below and shall, in accordance with Section 2.5, include any payments that would have otherwise been payable to Employee pursuant to this Section 2.4(a)(ii) on or before the Release Deadline Date).

(b)                                 Premiums for continuation of Employee’s health insurance benefits under Employer’s group health insurance plan, pursuant to COBRA, for the 12 month period succeeding the Termination Date (with such health insurance coverage to be at a level and quality equivalent to the health insurance coverage provided by Employer to Employee immediately prior to the Termination Date, “Equivalent Coverage”); provided that Employer shall pay such premiums only so long as (during said 12 month period) Employee remains eligible for such Equivalent Coverage under COBRA.

(c)                                  Incentive Compensation to be determined and paid as follows:

(i)                                     On the Termination Date, Employee will be paid an amount equal to 100% of the unpaid portion of earned Incentive Bonus (as defined in Section 3.1(b) herein)  and the prorated Incentive Bonus for the current calendar year quarter as of the Termination Date.

(d)                                 The payments set forth in Sections 2.4(a), (b) and (c) above are referred to herein collectively as the “Severance Payments” and each as a “Severance Payment.”

2.5                               As a condition precedent of Employee or his estate receiving any Severance Payment from Employer, whether in a lump sum payment or a string of payments or in the form of payment of benefits, Employee or his estate shall, in consideration for payment of such amount or benefit, sign and deliver to Employer (against the execution and delivery of the same by the other parties thereto) the form of Waiver and Release Agreement attached hereto as Exhibit B (the “Waiver and Release”). The Waiver and Releas will not be construed to include any release of any indemnification rights Employee may have against Employer pursuant to Employer’s Articles of Incorporation or bylaws, any indemnification agreement or California Labor Code Section 2802.  “In order for Employee to receive any Severance Payments under this Agreement, the Waiver and Release must become effective and non-revocable on or before fifty-two (52) days following Employee’s Termination Date or such earlier date as required by the

Waiver and Release (such deadline, the “Release Deadline Date”).  No Severance Payments will be paid or provided to Employee unless the Waiver and Release becomes effective and non-revocable on or before the Release Deadline Date.  Any Severance Payments to which Employee is entitled during such 52-day period shall be paid by Employer to Employee in cash (without interest) on the next business day following the Release Deadline Date or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Code Section 409A.

2.6                               This Agreement shall not be terminated by Employer merging with or otherwise being acquired by another entity, whether or not Employer is the surviving entity, or by Employer transferring of all or substantially all of its assets (any such event, an “Acquisition”).

2.7                               In the event of any Acquisition, the surviving entity or transferee, as the case may be, shall be bound by and shall have the benefits of this Agreement, and Employer shall not enter into any Acquisition unless the surviving entity or transferee, as the case may be, agrees to be bound by the provisions of this Agreement.

3.                                      Compensation.

3.1                               As the total consideration for Employee’s services rendered hereunder, Employee shall be entitled to the following during the period that Employee is employed hereunder:

(a)                                 A base salary of $360,000 per year (“Base Salary”), payable in equal installments semi-monthly on those days when Employer normally pays its employees;

(b)                                 An Incentive Bonus (“Incentive Bonus”) in an amount up to 65% of Employee’s Annual Base Salary to be paid quarterly and based on mutually agreed Management By Objectives (“MBO’s”) being achieved.  The Incentive Bonus will be prorated if all MBO’s are not attained.  This Incentive Bonus is payable within thirty (30) days of each calendar year quarter end. Employee will receive an automobile allowance of $500.00 per month.

(c)                                  Stock options in Employer will be granted and may be exercised in accordance with company guidelines.

(d)                                 Employee shall accrue paid time off during the period he is employed hereunder at the rate of five weeks per calendar year, subject to any vacation benefit accrual cap established by Employer (i.e., once the cap has been reached, further accrual shall cease until Employee uses some or all of his accrued time to fall below the accrual cap). The timing of Employee’s vacation shall be governed by Employer’s usual policies applicable to all employees;

(e)                                  Employee is entitled to participate in any policies or plans regarding benefits of employment, including pension,  group health, disability insurance and other employee welfare benefit plans now existing or hereafter established to the extent that Employee is eligible under the terms of such plans. Despite the foregoing,

Employee is entitled to participate in any such plan or program only if the executive officers of Employer generally are eligible to participate in such plan or program. Employer may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems them appropriate. Employee understands that any such plans may be modified or eliminated in Employer’s sole discretion in accordance with applicable law; and

(f)                                   Such other benefits as the Board of Directors of Employer, in its sole discretion, may from time to time provide.

3.2                               During the period that Employee is employed hereunder, Employer shall reimburse Employee for reasonable and necessary business and entertainment expenses incurred by Employee on behalf of Employer in connection with the performance of Employee’s duties hereunder.

3.3                               Employee may elect to defer any portion of his Base Salary, bonuses, or incentive compensation into an approved, Employer sponsored deferred compensation plan; provided that Employer has no obligation to provide such a deferred compensation plan.

3.4                               There shall be no inflation or any other automatic adjustments to any of the compensation paid to Employee under this Agreement.

3.5                               Employer shall have the right to deduct from the compensation due to Employee hereunder any and all sums required for income, social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation of Employee.

3.6                               Employer shall maintain Directors and Officers insurance, and such coverage shall be substantially similar to coverage provided by Employer’s affiliates and related entities.

4.                                      Non-Competition.

4.1                               At all times during Employee’s employment hereunder (unless otherwise allowed for herein or by the Board of Directors of Employer), and, if Employee’s employment is terminated pursuant to Section 2.2(f) or 2.2(g), during the 12 month period of time (or less, if the payment period provided for in 2.4 herein is less ) after such termination (the “Post-Termination Payment Period”) and in consideration for any and all payments and benefits provided to Employee pursuant to this Agreement, during the Post-Termination Payment Period, Employee shall not (without Employer’s express written consent), directly or indirectly, engage or participate in, prepare or set up, assist (unless through a passive investment) or have any interest in any person, partnership, corporation, limited liability company, firm, association, or other business organization, entity or enterprise (whether as an employee, officer, director, member, agent, security holder, creditor, consultant or otherwise) that engages in any activity in those geographic areas where Employer conducts the Business, which activity is the same as, similar to, or competitive with any activity now engaged in by Employer or its affiliates or related entities or in any way relating to the Business. Notwithstanding the foregoing, Employee may elect at any point during the Post-Termination Payment Period to forego any future remaining payments or benefits payable under Section 2.4, in which case the limitations set forth in this Section 4.1 shall terminate at the time of such election.

4.2                               Nothing contained in Section 4.1 shall be deemed to preclude Employee from purchasing or owning, directly or beneficially, as a passive investment, less than five percent of any class of publicly traded securities of any entity so long as Employee does not actively participate in or control, directly or indirectly, any investment or other decisions with respect to such entity.

5.                                      No Compensation from Related Entities. Without prior  approval from Employer’s Board of Directors, Employee shall not directly receive compensation from any company with whom Employer or any of its affiliates (as “affiliate” is defined in Rule 405 promulgated under the Securities Act of 1933) has any financial, business, ownership or affiliated relationship.  It being understood and agreed to the Employee may, subject to the approval of Employer’s Board of Directors, be compensated by such related entities in certain circumstances.

6.                                      Confidentiality; Non-Solicitation and Proprietary Rights. Concurrently with signing this Agreement, Employee and Employer will sign a Proprietary Rights and Inventions Agreement in the form attached hereto as Exhibit D (the “Proprietary Rights and Inventions Agreement”).

7.                                      Non-Disparagement.  During Employee’s employment and as further consideration for the payments under 2.4 herein) , and thereafter, Employee shall make no negative or derogatory comments, oral or written, directly, indirectly or by innuendo about the Company, its officers, directors or employees.  If Employee disparages Employer, then any payments not yet paid under 2.4 shall terminate (if not yet paid).

8.                                      Copies of Agreement.  Employee authorizes Employer to send a copy of the Proprietary Rights and Inventions Agreement to any and all future employers which Employee may have, and to any and all persons, firms, and corporations, with whom Employee may become affiliated in a business or commercial enterprise, and to inform any and all such employers, persons, firms or corporations that Employer intends to exercise its legal rights should Employee breach the terms of the Proprietary Rights and Inventions Agreement or should another party induce a breach of that agreement on Employee’s part.

9.                                      Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

10.                               Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between Employee and Employer (or any of its stockholders, directors, officers, employees, affiliates, agents, successors or assigns) relating to or arising out of Employee’s employment or the cessation of that employment will be submitted to final and binding arbitration in Orange County, California for determination in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes,

as the exclusive remedy for such controversy, claim or dispute. A copy of these Rules may be obtained from Employer’s Human Resources Department or on-line at www.adr.org. By signing this arbitration agreement, Employee acknowledges that Employee had an opportunity to read and review these Rules prior to entering into this arbitration agreement.  In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator shall issue a written decision, and shall have full authority to award all remedies which would be available in court. The arbitrator shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. Employer shall pay the arbitrator’s fees and any AAA administrative expenses. In the event Employee files a claim to collect unpaid payments or benefits payable under Section 2.4, the prevailing party shall be awarded reasonable attorneys fees and costs. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, and any other federal or state constitutional provisions, statutes or laws relating to an employee’s relationship with his employer. However, claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency. Claims shall be brought in the parties’ individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding.  The arbitrator may not consolidate more than one party’s claims, and may not otherwise preside over any form of representative or class proceeding. BY AGREEING TO THIS MUTUAL AND BINDING ARBITRATION PROVISION, BOTH EMPLOYEE AND EMPLOYER GIVE UP ALL RIGHTS TO TRIAL BY JURY. This arbitration policy is to be construed as broadly as is permissible under relevant law. EMPLOYER AND EMPLOYEE HAVE READ THIS PARAGRAPH 10 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

/s/ JT	/s/ TT
Employer’s Initials	Employee’s Initials

11.                               Injunctive Relief. The parties hereto agree that any breach or threatened breach of Section 4 of this Agreement or the Proprietary Rights and Inventions Agreement will cause substantial and irreparable damage to Employer in an amount and of a character difficult to ascertain. Accordingly, to prevent any such breach or threatened breach, and in addition to any other relief to which Employer may otherwise be entitled, Employer will be entitled to immediate temporary, preliminary and permanent injunctive relief through appropriate legal proceedings in any arbitration, without proof of actual damages that have been incurred or may be incurred by Employer with respect to such breach or threatened breach. Employee expressly agrees that Employer will not be required to post any bond or other security as a condition to obtaining any injunctive relief pursuant to this Section 11, and Employee expressly waives any right to the contrary. Employee agrees that this Section 11 is without prejudice to the rights of the parties to compel arbitration pursuant to Section 10.

12.                               Compliance with Section 409A.

12.1                        This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”), and the regulations and other guidance promulgated thereunder.  Accordingly, all provisions herein shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations and other guidance promulgated thereunder.

12.2                        Any payments to which Employee becomes entitled under this Agreement, including without limitation, under Section 2.4 hereof, shall be treated as the right to receive a series of separate payments for purposes of Code Section 409A.

12.3                        Section 12.1 above shall not be construed as a guarantee by Employer of any particular tax effect to Employee under this Agreement, however.  Employer shall not be liable to Employee if any payment or benefit made or provided under this Agreement is determined to result in additional tax, penalty or interest under Code Section 409A, nor for reporting to the Internal Revenue Service or other taxing authority in good faith any payment or benefit made or provided under this Agreement as an amount includible in gross income under Section 409A or as a violation of Section 409A.

12.4                        Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Employee pursuant to Sections 2.3 and/or 2.4 of this Agreement, if any, that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Code Section 409A (together, the “Deferred Compensation Separation Benefits”) will be payable until Employee has a “Separation from Service” (within the meaning of Code Section 409(a)(2)(A)(i)).  Similarly, no amount payable to Employee pursuant to Sections 2.3 and/or 2.4 of this Agreement, if any, that would not be payable to Employee other than as a result of Employee’s Separation from Service and that otherwise would be exempt from Code Section 409A will be payable until Employee has a Separation from Service.

12.5                        Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Code Section 409A at the time of Employee’s Separation from Service (other than due to death), any Deferred Compensation Separation Benefits payable to Employee (if any) pursuant to Sections 2.3 and/or 2.4 of this Agreement that would otherwise have been payable within the first six (6) months following Employee’s Separation from Service will be payable (without interest) on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s Separation from Service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule set forth herein that is applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Employee dies following Employee’s Separation from Service but prior to the six (6) month anniversary of Employee’s Separation from Service, then any payments delayed in accordance with this Section 12.5 will be payable (without interest) in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule set forth herein that is applicable to each payment or benefit.

12.6                        With respect to any reimbursement of expenses to which Employee is entitled under this Agreement, or any provision of in-kind benefits to Employee as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code, solely to the extent that the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period in which the reimbursement arrangement remains in effect; (ii) the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the calendar year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

13.                               Clawback Compliance.  Any amounts paid hereunder shall be subject to recoupment in accordance with any claw back policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

14.                               Entire Agreement. This Agreement and the Exhibits attached hereto contain the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein or the Exhibits attached hereto. This Agreement supersedes any and all prior agreements, written or oral, with Employer relating to Employees employment with Employer and any other subject matter of this Agreement. Any such prior agreements are hereby terminated and of no further effect and Employee, by the execution hereof, agrees that any compensation provided for under any such prior agreement is specifically superseded and replaced by the provision of this Agreement; subject to the following: (i) any and all compensation previously deferred under any pre-existing deferred compensation plan shall immediately be paid to Employee without condition or limitation; and (ii) this Agreement is not intended to supercede, cancel or replace any stock option or dividend equivalent right payments that Employee may have or otherwise be entitled to receive. The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

15.                               Governing Law. This Agreement is and shall be governed and construed in accordance with the laws of the State of California, regardless of any laws on choice of law or conflicts of law of any jurisdiction.

16.                               Notice. All notices hereunder must be in writing and shall be sufficiently given for all purposes hereunder if properly addressed and delivered personally by documented overnight delivery service, by certified or registered mail, return receipt requested, or by facsimile or other electronic transmission service at the address or facsimile number, as the case may be, set forth below. Any notice given personally or by documented overnight delivery service is effective upon receipt. Any notice given by registered mail is effective upon receipt, to the extent such receipt is confirmed by return receipt. Any notice given by facsimile transmission is effective upon receipt, to the extent that receipt is confirmed, either verbally or in writing by the recipient. Any notice which is refused, unclaimed or undeliverable because of an act or omission of the party to be notified, if such notice was correctly addressed to the party to be notified, shall be deemed communicated as of the first date that said notice was refused, unclaimed or deemed undeliverable by the postal authorities, or overnight delivery service.

If to Employer:

Impac Mortgage Holdings, Inc.

19500 Jamboree Blvd.

Irvine, California 92612

Telephone:                                   (949) 475-3600

Facsimile:                                         (949) 475-3969

Attention:                                         Ronald Morrison, Esq.

General Counsel

If to Employee:

Todd Taylor

17.                               Amendments And Waivers. This Agreement may not be amended, modified, superseded, canceled, or any terms waived, except by written instrument signed by both parties, or in the case of waiver, by the party to be charged.

18.                               Successor and Assigns. This Agreement is not assignable by Employee, nor by Employer except to an affiliated or successor entity. This Agreement is binding on the parties’ heirs, executors, administrators, other legal representatives, successors, and, to the extent assignable, their assigns.

19.                               Representations. The person executing this Agreement on behalf of Employer hereby represents and warrants on behalf of himself and Employer that he is authorized to represent and bind Employer. Employee specifically represents and warrants to Employer that he is not now under any contractual or quasi-contractual obligations that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair Employee’s performance of his obligations under this Agreement, (b) he has had the opportunity to be represented by legal counsel of his choosing in preparing, negotiating, executing and delivering this Agreement; and (c) fully understands the terms and provisions of this Agreement.

20.                               Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes. This Agreement may be executed by a party’s signature transmitted by facsimile (“fax”), and copies of this Agreement executed and delivered by means of faxed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed signatures as if such signatures were originals. Any party executing and delivering this Agreement by fax shall promptly thereafter deliver a counterpart signature page of this Agreement containing said party’s original signature. All parties hereto agree that a faxed signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

21.                               Rules of Construction. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. References in this Agreement to “Sections” refer to Sections of this Agreement, unless the context expressly indicates otherwise. References to “provisions” of this Agreement refer to the terms, conditions, restrictions and promises contained in this Agreement. References in this Agreement to laws and regulations refer to such laws and regulations as in effect on this date and to the corresponding provisions, if any, of any successor law or regulation. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. Forms of the verb “including” mean “including without limitation” unless the context expressly indicates otherwise. “Or” is inclusive and includes “and” unless the context expressly indicates otherwise. The introductory headings at the beginning of Sections of this Agreement are solely for the convenience of the parties and do not affect any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“EMPLOYER”

IMPAC MORTGAGE HOLDINGS, INC.,
a Maryland corporation

By:	/s/ Joseph R. Tomkinson
Name:	Joseph R. Tomkinson
Title:	CEO

“EMPLOYEE”

/s/ Todd Taylor
TODD TAYLOR

EXHIBIT A

JOB DESCRIPTION AND RELATED ENTITIES

For Executive Vice President, Chief Financial Officer (“CFO”) of Impac Mortgage Holdings, Inc. and affiliates and subsidiaries (“IMH”).

Employee shall oversee the financial management of the Organization in support of policies, goals and objectives established by the Board of Directors of Employer and the CEO of Impac Mortgage Holdings, Inc.   For purposes of this Exhibit A, “Organization means Employer and any affiliates or related entities of Employer for whom Employee is requested to provide services pursuant to this Employment Agreement.

Employee shall provide senior financial accounting oversight for the Organization and shall bear responsibility for its development, growth and success.

Employee’s major responsibilities shall include:

A)           Regularly report to the CEO of IMH and the Board of Directors of IMH on the monthly and quarterly financial performance of the Company.  Prepare books and records in accordance with Generally Accepted Accounting  Principals (“GAAP”).  Review and explain budget variances.  Review financial records and make recommendations on financial performance objectives of the company.  Review critical accounting policies and critical transactions to ensure that the Company is employing the correct accounting treatment for complicated transactions;

B)           Responsible for reviewing the Company’s liquidity and credit facilities to ensure that the Company maintains the sufficient liquidity and credit facilities to manage the growth of loan acquisitions and originations;

C)           Responsible for developing and maintaining budges and monthly forecasts of earnings and budget variances that include the calculation of taxable income;

D)           Be an active member of Employer’s Executive Committee, Risk Committee, Disclosure Committee and HR Committee; and

E)            Have direct reports of specific departments and directed and identified by the CEO.

Employee acknowledges, understands and agrees that Employee will be requested by Employer to devote some or all of Employee’s time and efforts during the term of employment pursuant to this Agreement (and consistent with the above job descriptions) to the businesses of Employer’s affiliates or related entities pursuant to certain agreements between and among Employer and such affiliates or related entities.  Employee further understand and acknowledges that, pursuant to this Agreement, Employee may be directed by Employer to provide services consistent with the above job descriptions to additional real estate investment trusts or other entities which Employer establishes or with which Employer affiliates or becomes related to and for which there exists an agreement with Employer or any of the above entities to provide such services.

Employee understand and acknowledges that Employee’s obligations under this Agreement, including Employee’s duties under Section 4 thereof and the Proprietary Rights and Inventions Agreement entered into pursuant to Section 6 thereof, shall apply and extend to Employee’s knowledge of the business of Employer’s affiliates or related entities and any trade secret or other confidential or proprietary information relating to the same.

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EXHIBIT B

WAIVER AND RELEASE AGREEMENT

For full and valuable consideration, including, but not limited to, severance payments made and to be made by Impac Mortgage Holdings, Inc., and any affiliate, subsidiary, or related entity of Impac Mortgage Holdings, Inc. (collectively, “Employer”) to Todd Taylor (“Employee”) pursuant to the Employment Agreement between Employer and Employee dated as of January 1, 2014, (the “Employment Agreement”), Employee agrees to waive and release Employer and Employer’s stockholders, directors, officers, employees, affiliates, agents, successors and assigns, if any, from all known and unknown claims, agreements or complaints related to or arising under Employee’s employment with Employer, including, but not limited to, any claim arising out of Employee’s termination, any express or implied agreement between Employee and Employer (other than each party’s respective rights and obligations under Sections 2.3, 2.4 and 4.1 of the Employment Agreement and the Proprietary Rights and Inventions Agreement), and any other federal or state constitutional provisions, statutes or laws relating to an employee’s relationship with his employer, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, and the California Labor Code.

This Waiver shall not include a waiver of any of the following: (i) any right to defense and/or indemnification that Employee may have under California Labor Code section 2802, or under any defense and indemnification policy or agreement; (ii) any claim for breach of any pension, 401k, deferred compensation or stock option plan of Employer; or (iii) any claim that Employee may have against any officer, director, employee, or agent of Employer for defamation or intentional interference with prospective employment or business advantage.

This Waiver includes a waiver of any rights the parties may have under Section 1542 of the California Civil Code, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Employee’s Waiver is conditioned upon Employer’s performance of all of its severance obligations pursuant to Sections 2.3 and 2.4 of the Employment Agreement. In the event that Employer materially breaches its severance obligations under the Employment Agreement, then Employee shall be entitled to pursue any claims as though this Waiver did not exist, and the statute of limitations for any such claims shall be deemed to have been tolled during the period from the date of Employee’s termination through the date Employer breached its obligations.

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Employee is advised as follows: (i) Employee should consult an attorney regarding this Waiver before executing it; (ii) Employee has 21 days in which to consider this Waiver and whether Employee will enter into it; (iii) this Waiver does not waive rights or claims that may arise after it is executed; and (iv) at anytime within seven days after executing this Waiver, Employee may revoke this Waiver. This Waiver shall not become effective or enforceable until the seven day revocation period set forth herein has passed.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

Dated:
TODD TAYLOR

IMPAC MORTGAGE HOLDINGS, INC.

By:
Print Name:
Title:

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EXHIBIT C

PROPRIETARY RIGHTS AND INVENTIONS AGREEMENT

In consideration of my employment by Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company”), and the compensation I receive from the Company, I agree to certain restrictions placed by the Company on my use and development of information and technology, as more fully set out below.

1.                                      Proprietary Information. I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company or any of its affiliates, subsidiaries, or related entities, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business or the business of any of the Company’s affiliates or related entities, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company as specifically identified and disclosed by me in Exhibit A attached hereto; or (iii) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and who did not learn of it directly from the Company or any of its affiliates or related entities.

Proprietary Information includes information (whether conveyed orally or in writing) relating to (i) client/customer lists, vendor lists or other lists or compilations containing client, customer or vendor information; (ii) information about investment techniques or strategies, investment research or analysis, business techniques or strategies, processes, costs, profits, markets, marketing plans, forecasts, sales or commissions; (iii) plans for new investment techniques and strategies; (iv) the compensation, performance and terms of employment of other employees; (v) all other information that has been or will be given to me in confidence by the Company (or any affiliate or related entity of the Company); (vi) software in various stages of development, and any designs, drawings, schematics, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, research development, processes and procedures relating to any software; (vii) any documents, books, papers, drawings, schematics, models, sketches, computer programs, databases or other data, including electronic data recorded or retrieved by any means, that contain any Proprietary Information; and (viii) any information described above which the Company or any of its affiliates or related entities obtains from another party and which the Company or any of its affiliates or related entities treats as proprietary or designates as Proprietary Information.

2.                                      Company Materials. I understand that the Company and its affiliates, subsidiaries, and related entities possess or will possess “Company Materials” which are important to their respective businesses. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company or any of its affiliates or related entities, whether such documents have been prepared by me or by others. “Company Materials” include charts, graphs, notebooks, customer lists, computer software, media or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as financial models and the like.

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3.                                      Intellectual Property.

3.1                               All Proprietary Information and all right, title and interest in and to any patents, patent rights, copyrights, trademark rights, mask work rights, trade secret rights, and all other intellectual and industrial property and proprietary rights that currently exist or may exist in the future anywhere in the world (collectively “Rights”) in connection therewith shall be the sole property of the Company or its affiliates or related entities, as the case may be. I hereby assign to the Company any Rights I may have or acquire in such Proprietary Information. At all times, both during my employment with the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company except as may be necessary and appropriate in the ordinary course of performing my duties to the Company. The disclosure restrictions of this Agreement shall not apply to any information that I can document is generally known to the public through no fault of mine. Nothing contained herein will prohibit me from disclosing to anyone the amount of my wages.

3.2                               All Company Materials shall be the sole property of the Company. I agree that during my employment with the Company, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or for no reason, or during my employment if so requested by the Company, I will return all Company Materials, apparatus, equipment and other physical property, and any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation and (ii) my copy of this Agreement.

3.3                               I agree that all “Inventions” (which term includes patentable or non-patentable inventions, original works of authorship, derivative works, trade secrets, trademarks, copyrights, service marks, discoveries, patents, technology, algorithms, computer software, application programming interfaces, protocols, formulas, compositions, ideas, designs, processes, techniques, know-how, data and all improvements, rights and claims related to the foregoing), which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment, shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code. I hereby assign, without further consideration, all such Inventions to the Company (free and clear of all liens and encumbrances), and the Company shall be the sole owner of all Rights in connection therewith. No assignment in this Agreement shall extend to Inventions, the assignment of which is prohibited by Labor Code Section 2870, which states:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

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1.                                      Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

2.                                      Result from any work performed by the employee for the employer.

I acknowledge that all original works of authorship which are made by me (in whole or in part, either alone or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act (17 USCA, Section 101). I will not disclose Inventions covered by this Section 3.3 to any person outside the Company, unless I am requested to do so by management personnel of the Company.

3.4                               I agree to disclose promptly to the Company all Inventions and relevant records, which records will remain the sole property of the Company. I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work or authorship, design, formula, discovery, patent, or copyright that I do not believe to be an Invention, but is conceived, developed, or reduced to practice by me (in whole or in part, either alone or jointly with others) during my employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). I will also disclose to the Company all Inventions conceived, reduced to practice, used, sold, exploited or developed by me (in whole or in part, either alone or jointly with others) within one (1) year of the termination of my employment with the Company (“Presumed Inventions”); such disclosures shall be received by the Company in confidence, to the extent they are not assigned to the Company in Section 3.3, and do not extend such assignment. Because of the difficulty of establishing when any Presumed Invention is first conceived or developed by me, or whether it results from access to Proprietary Information or the Company’s equipment, facilities, and data, I agree that all Presumed Inventions and all Rights associated therewith shall be presumed to be Inventions subject to assignment under Section 3.3. I can rebut this presumption if I prove that a Presumed Invention is not an Invention subject to assignment under Section 3.3.

3.5                               I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights or my assignment with respect to such Inventions in any and all countries. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, enforce or defend any Rights relating to any assigned Invention, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact, with full power of substitution, to act for and in my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me.

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3.6                               Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such waiver and consent. I will confirm any such waivers and consents from time to time as requested by the Company.

3.7                               Attached hereto as Exhibit A is a complete list of all existing Inventions to which I claim personal ownership of as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement.

3.8                               I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code.

4.                                      Prior Actions and Knowledge. I represent and warrant that from the time of my first contact or communication with the Company, I have held in strict confidence all Proprietary Information and have not (i) disclosed any Proprietary Information or delivered any Company Materials to anyone outside of the Company or any affiliate or related entity of the Company, or (ii) used, copied, published, or summarized any Proprietary Information or removed any Company Materials from the business premises of the Company, except to the extent necessary to carry out my responsibilities as an employee of the Company.

5.                                      Non-Solicitation of Employees. I agree that for a period of twelve months following the termination of my employment with the Company, I will not, on behalf of myself or any other person or entity, solicit the services of any person who was employed by the Company or any affiliate, subsidiary, or related entity of the Company on the date of my termination of employment or at any time during the six month period prior to the termination of my employment.

6.                                      No Conflict with Obligations to Third Parties. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary or confidential information acquired by me in confidence or in trust prior to my employment with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

7.                                      Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act. I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, making any remedy at law or in damages inadequate. Therefore, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate. This right shall be in addition to any other remedy available to the Company.

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8.                                      Survival. I agree that my obligations under Sections 3.1 through 3.6, 5 and 6 shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

9.                                      Controlling Law. This Agreement is and shall be governed and construed in accordance with the laws of the State of California, regardless of any laws on choice of law or conflicts of law of any jurisdiction.

10.                               Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

11.                               Successors and Assigns. This Agreement shall be effective as of the date I execute this Agreement and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

12.                               Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes. This Agreement may be executed by a party’s signature transmitted by facsimile (“fax”), and copies of this Agreement executed and delivered by means of faxed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed signatures as if such signatures were originals. Any party executing and delivering this Agreement by fax shall promptly thereafter deliver a counterpart signature page of this Agreement containing said party’s original signature. All parties hereto agree that a faxed signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

13.                               Rules of Construction. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. References in this Agreement to “Sections” refer to Sections of this Agreement, unless the context expressly indicates otherwise. References to “provisions” of this Agreement refer to the terms, conditions, restrictions and promises contained in this Agreement. References in this Agreement to laws and regulations refer to such laws and regulations as in effect on this date and to the corresponding provisions, if any, of any successor law or regulation. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. Forms of the verb “including” mean “including without limitation” unless the context expressly indicates otherwise. “Or” is inclusive and includes “and” unless the context expressly indicates otherwise. The introductory headings at the beginning of Sections of this Agreement are solely for the convenience of the parties and do not affect any provision of this Agreement.

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14.                               Amendments and Waivers. This Agreement may not be amended, modified, superseded, canceled, or any terms waived, except by written instrument signed by both parties, or in the case of waiver, by the party to be charged.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT OTHER THAN THE PROMISES AND REPRESENTATIONS EXPRESSLY STATED IN THIS AGREEMENT AND IN THE EMPLOYMENT AGREEMENT ENTERED INTO BETWEEN ME AND THE COMPANY CONCURRENTLY HEREWITH. I HAVE COMPLETELY NOTED ON EXHIBIT A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION AND INVENTIONS THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Dated as of: January 1, 2014
TODD TAYLOR

Accepted and Agreed to:

IMPAC MORTGAGE HOLDINGS, INC.,
a Maryland corporation

By:

Name:

Title:

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EXHIBIT A

EMPLOYEE’S DISCLOSURE

Gentlemen:

1.                                      Except for the information and ideas listed below that rightfully became part of my general knowledge prior to my first contact or communication with the Company or any of its affiliates, subsidiaries, or related entities, I represent that I am not in the possession of and have no knowledge of any information that can be considered the Proprietary Information of Impac Mortgage Holdings, Inc., a Maryland Corporation and/or Any of it’s Affiliates and Subsidiaries (the “Company”), other than information disclosed by Company or any of its affiliates or related entities during my employment negotiations or my prior employment with the Company or any of its affiliates or related entities, which I understand and agree is the Proprietary Information of Company or its affiliates, subsidiaries, or related entities, as the case may be.

2.                                      Except for the complete list of Inventions set forth below, I represent that I (in whole or in part, either alone or jointly with others) have not made, conceived, developed or first reduced to practice any Inventions relevant to the subject matter of my employment with the Company prior to my employment with the Company or any of its affiliates, subsidiaries, or related entities.

No Inventions

See below:

Additional sheets attached

TODD TAYLOR

EXHIBIT A

TO PROPRIETARY RIGHTS AND INVENTIONS AGREEMENT

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